Exhibit 23


                          Independent Auditors' Consent


The Board of Directors
Polaroid Corporation:

We consent to incorporation by reference in the registration statements No. 33-36384 on Form S-8, No. 33-44661 on Form S-3, No.33-51173 on Form S-8, and No.
333-0791 on Form S-3 of Polaroid Corporation of our reports dated January 27, 1998, relating to the consolidated balance sheet of Polaroid Corporation and subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows, and changes in common stockholders' equity, and the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997, annual report on Form 10-K of Polaroid Corporation. Our reports refer to a change in the method of accounting for depreciation.




                                            KPMG PEAT MARWICK LLP

Boston Massachusetts
March 30, 1998